EXHIBIT 99.1

PRESS RELEASE

                            Contact:
                            Amy Ford
                            Director of Investor Relations
                            Cabot Microelectronics Corporation
                                                                    (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR THIRD QUARTER OF FISCAL YEAR 2008;
ACHIEVES STRONG FINANCIAL PERFORMANCE ON SOLID
CMP SLURRY BUSINESS AND CONTINUED GROWTH IN PADS

AURORA, IL, July 24, 2008 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its third quarter of fiscal 2008, which ended June 30.

Total revenue during the third fiscal quarter was $97.0 million, which was 9.0 percent higher than the $89.0 million reported in the same quarter last year and represents a 2.7 percent increase compared to $94.5 million last quarter.  Year to date, total revenue increased 15.0 percent from the same period in fiscal 2007.  Record revenue this quarter was driven by solid demand for the company’s core CMP slurry products for semiconductor applications – tungsten, dielectrics and copper, aggregate revenue from which increased by 9.4 percent year over year and 3.4 percent sequentially.  In addition, revenue from polishing pads grew 38.1 percent from last quarter.  Revenues from the company’s engineered surface finishes business and slurry for data storage applications decreased compared to both the previous quarter and the same quarter last year.

Gross profit, expressed as a percentage of revenue, was 46.8 percent this quarter, which was down from 47.7 percent in the same quarter a year ago and up from 44.7 percent last quarter.  Compared to the year ago quarter, gross profit percentage decreased due to higher fixed costs, mainly associated with pad operations, lower slurry and pad manufacturing yields, and the effect of foreign exchange rate changes, partially offset by a higher valued product mix.  Compared to the prior quarter, gross profit percentage increased driven by a higher valued product mix and higher pad manufacturing yields, partially offset by lower utilization of the company’s manufacturing capacity.  Year to date, gross profit represents 46.5 percent of revenue, which is consistent with the company’s full fiscal year guidance range of 46 to 48 percent of revenue.

Operating expenses, composed of research, development and technical, selling and marketing, and general and administrative expenses, were $32.5 million in the third fiscal quarter, which is consistent with comments provided by the company during its second quarter of fiscal 2008 earnings call on April 24.  Operating expenses were $4.7 million higher than the $27.9 million reported in the same quarter a year ago, driven primarily by increased staffing related costs and higher professional fees, including costs to enforce the company’s intellectual property.  Operating expenses were $0.4 million higher than the $32.2 million reported in the previous quarter, mostly due to increased staffing related costs and travel expenses, partially offset by lower professional fees.

Net income of $10.0 million for the quarter was essentially even with the same quarter last year.  The comparison to the prior year reflects higher revenue this quarter and the absence of a $2.1 million pre-tax investment write-off recorded last year, offset by increased operating expenses this year.  Net income increased 25.7 percent from $7.9 million last quarter.

Diluted earnings per share were $0.43 this quarter, up from both the $0.42 reported in the third quarter of fiscal 2007 and $0.34 in the previous quarter.  Year to date, earnings per share were 28.8 percent higher than in the same period of fiscal 2007.

“We are proud of our accomplishments this quarter, particularly the strong performance in our core CMP slurry business and the progress made toward optimizing our polishing pad manufacturing process,” stated William Noglows, Chairman and CEO of Cabot Microelectronics.  “We believe that the execution of our key initiatives of Technology Leadership, Operations Excellence and Connecting with Customers, has allowed us to maintain our solid financial performance.  Our strong year to date growth in both revenue and earnings demonstrates our ability to succeed across a range of economic and industry environments, and we look forward to building on this momentum going forward.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 510-0712.  Callers outside the U.S. can dial (617) 597-5380.  The conference code for the call is 72609315.  A replay will be available through August 21, 2008 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 800 employees on a global basis.  The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, so the company is leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries where shaping, enabling and enhancing the performance of surfaces is critical to success. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; company and industry growth or trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2007, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Revenue	$97,047	$94,488	$89,023	$284,913	$247,826

Cost of goods sold	51,638	52,212	46,552	152,455	132,241

Gross profit	45,409	42,276	42,471	132,458	115,585

Operating expenses:

Research, development & technical	12,730	12,432	12,033	36,583	37,761

Selling & marketing	7,176	6,907	6,469	20,367	17,792

General & administrative	12,642	12,856	9,387	36,337	28,349

Total operating expenses	32,548	32,195	27,889	93,287	83,902

Operating income	12,861	10,081	14,582	39,171	31,683

Other income (expense), net	1,239	1,689	(148)	4,563	2,286

Income before income taxes	14,100	11,770	14,434	43,734	33,969

Provision for income taxes	4,120	3,828	4,373	13,613	10,292

Net income	$9,980	$7,942	$10,061	$30,121	$23,677

Basic earnings per share	$0.43	$0.34	$0.43	$1.29	$1.00

Weighted average basic shares outstanding	23,132	23,402	23,662	23,411	23,737

Diluted earnings per share	$0.43	$0.34	$0.42	$1.28	$1.00

Weighted average diluted shares outstanding	23,163	23,416	23,687	23,441	23,741

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30,	September 30,
	2008	2007
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$203,941	$212,472
Accounts receivable, net	51,797	52,302
Inventories, net	46,217	37,266
Other current assets	13,019	8,714
Total current assets	314,974	310,754

Property, plant and equipment, net	119,091	118,454
Other long-term assets	31,132	25,921
Total assets	$465,197	$455,129

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$13,768	$15,859
Capital lease obligations	1,111	1,066
Accrued expenses, income taxes payable and other current liabilities	20,490	19,638
Total current liabilities	35,369	36,563

Capital lease obligations	2,807	3,608
Other long-term liabilities	2,419	1,754
Total liabilities	40,595	41,925

Stockholders' equity	424,602	413,204
Total liabilities and stockholders' equity	$465,197	$455,129